Exhibit (h)(2)(a)

TRANSPARENT VALUE TRUST

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of April 1, 2010, among Transparent Value Trust, organized as a statutory trust under the laws of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, investment company, presently consisting of the portfolios listed in Appendix A;

WHEREAS, ALPS provides certain transfer agency services to investment companies; and

WHEREAS, the Trust desires to appoint ALPS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a) The Trust hereby appoints ALPS to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b) ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a) In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS as set forth in Exhibit A hereto.

(b) ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust and not by ALPS, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; administrative and accounting expenses; custodial expenses; interest; Trust trustees’ or directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees or directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the SEC.

3.	Right to Receive Advice.

(a) Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or the Trust’s investment adviser or, as applicable, the Trust’s custodian or other service providers.

(b) Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser, or ALPS, at the option of ALPS).

(c) Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any authorized service provider on behalf of the Trust and the advice ALPS receives from counsel, the Trust and ALPS shall mutually agree upon the directions, advice or instructions to follow. Upon request, ALPS will provide the Trust with a copy of the advice of counsel received pursuant to Section 3(b).

(d) Nothing in this Section 3 shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a) ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

(b) In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i) the inaccuracy of factual information furnished to ALPS by the Trust, the Trust’s investment adviser or custodian or any authorized third party on behalf of the Trust;

(ii) any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii) ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS receives from the Trust, the Trust’s investment adviser, custodian or other service providers that ALPS reasonably believes to be genuine;

(iv) failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

(v) failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below);

(vi) lost interest with respect to the refundable amount of an unauthorized payment order, unless ALPS is notified of the unauthorized payment order within 30 days of notification by ALPS of the acceptance of such payment order; or

(vii) any other action or omission to act which ALPS properly takes in connection with the provision of services to the Trust pursuant to this Agreement.

(c) ALPS shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e) In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5. Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6. Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7. Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.

The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event ALPS receives a request or demand for the inspection of records relating specifically to the Trust, ALPS will promptly notify the Trust of such request in writing and obtain instructions from the Trust as to the handling of such request.

8. Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9. Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10. Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)(i) The execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (ii) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Trust, this Agreement will be a valid and binding obligation of ALPS.

(e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f) It is, and will continue to be, registered as a transfer agent under the 1934 Act.

(g) It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(h) It will impose and collect any redemption fees imposed by the portfolios of the Trust in accordance with the terms set forth in the prospectus.

(i) It will establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

(j) It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

(k) In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Trust in the movement of all records (in all media) and materials of the Trust and the conversion of the shareholders accounts to a successor transfer agent.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a) It is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end company under the 1940 Act.

(b) It is empowered under applicable laws and by its Trust Instrument and Bylaws to enter into and perform this Agreement.

(c) All requisite proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(d) The Board of Directors of the Trust has duly authorized it to enter into and perform this Agreement.

(e)(i) The execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(f) A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

(g) Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed except that no approval shall be required for the Trust to make any modifications to its registration statement required in order to reasonably comply with the 1933 Act, 1940 Act or any other applicable laws, rules, or regulations.

12.	Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code.

(a) Obligation of Sender. ALPS is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure attached as Appendix D hereto (the “Security Procedure”) and in the amount of money that ALPS has been instructed to transfer. ALPS shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b) Security Procedure. The Trust acknowledges that the Security Procedure it has designated on Appendix D, was selected by the Trust. The Trust must notify ALPS immediately of any change in the Trust’s authorized personnel. ALPS shall verify the authenticity of all Trust instructions according to the Security Procedure. ALPS is authorized to make exceptions to the Security Procedure if instructed by the Trust. For purposes of this Section 12 only, instructions received from representatives of the Trust’s investment adviser will be considered to be instructions from the Trust.

(c) Account Numbers. ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d) Rejection. ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS’ receipt of such payment order; or (ii) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(e) ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Trust agrees that ALPS shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

(f) Confirmation. Confirmation of ALPS’ execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through ALPS’ information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days.

13. Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Trust Instrument, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Trust reports, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

14. Consultation Between the Parties. ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

15. Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

16. Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, Federal law requires each financial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, ALPS will request each party’s name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party’s date of birth. ALPS may also ask for additional identifying information, and ALPS may take steps to verify the authenticity and accuracy of these data elements.

17.	Duration and Termination of this Agreement.

(a) Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than 60 days’ written notice or for cause pursuant to Section 17(c) hereof. Notwithstanding anything in this Agreement to the contrary, if the Trust desires to terminate this Agreement prior to the expiration of the Initial Term (other than a termination for cause pursuant to Section 17(c) hereof), ALPS shall agree to such termination upon payment by the Trust to ALPS of $15,000 (the “Termination Payment”).

(b) Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter automatically continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 17(c) hereof.

(c) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages. For purposes of this Section 17, “cause” shall mean:

(i) willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations, and responsibilities set forth in this Agreement;

(ii) in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative, or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d) Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trust or as otherwise directed by the Trust (in the case of termination by the Trust, at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will ALPS be required to assist any new service or system provider in modifying or altering the ALPS’ or the new agent’s system or software.

18. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

19. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and the 1940 Act and the rules thereunder without regard to choice of law provisions. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control.

20. Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

21. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by registered or certified mail, postage prepaid, or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc. 1290 Broadway, Suite 1100 Denver, Colorado 80203
Attn: General Counsel Fax: (303) 623-7850

To the Trust:

Transparent Value Trust
135 East 57th Street, 15th Floor
New York, NY 10022
Attn: Armen ARus
Fax: (212) 588-0008

23. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

25. Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

26. Survival. All provisions herein regarding indemnification, liability, confidentiality and governing law shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSPARENT VALUE TRUST

By:	/s/ Armen Arus
Name:	Armen Arus
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

EXHIBIT A

General Information:

Number of Funds	3

Number of share classes	2

- What type of share classes?	Institutional & A

Transfer Agency Stats:

Average number of shareholder calls per month (including fulfillment requests)	20

Frequency of shareholder statements (i.e., monthly/quarterly)	Quarterly

APPENDIX A

LIST OF PORTFOLIOS

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund

APPENDIX B

SERVICES

Transfer Agency

•	Establish and maintain shareholder accounts

•	Process and record purchase and redemption orders

•	Process dividends and capital gain distributions

•	Perform NSCC processing

•	Produce and mail confirmations and account statements

•	Coordinate with the Advisor/Sub-Advisor to tailor statements

•	Process year-end shareholder tax reporting

•	Provide Internet access to shareholder accounts (for the Trust’s investment adviser, broker/dealers and shareholders) via ALPS’ AVA and SDA applications

•	Coordinate with the Advisor/Sub-Advisor to create file for download

•	Perform required AML and CIP services

Shareholder Servicing

•	Handle 800-line phone calls on recorded lines

•	Design and maintain fulfillment database

•	Compile monthly reports on call statistics

•	Provide automated telephone services via ALPS’ IVR system

APPENDIX C

COMPENSATION

Annual Fee: $24,000 annual base fee per portfolio

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct	$9
NSCC	$7

Annual Inactive Account Fee:

$3.00 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0.50 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

OUT-OF-POCKET EXPENSES:

In addition, the Trust agrees to pay ALPS its out-of-pocket expenses including, but not limited to, fulfillment costs, statement and confirmation production; portfolio-specific statement paper and envelopes; postage; forms; wire fees and other bank charges; NSCC interface fees; 22c-2 fees; sales reporting fees; private label of money market fund fees and customized programming/enhancements; SAS 70 control review reports; retirement account disclosure statement language; telephone; records storage; advances incurred for postage; other miscellaneous expenses that may occur at the Trust’s discretion. Postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Trust at least seven (7) days prior to the mailing date of such materials. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

OTHER: This fee schedule is based on the assumption that ALPS will provide the services described in Appendix B for the three (3) portfolios set forth on Appendix A.

APPENDIX D

SECURITY PROCEDURE

FUNDS TRANSFER

SECURITY SELECTION FORM

Please complete this form, indicating whether ALPS is authorized to execute the following procedures by phone, fax, and mail, and if a signature guarantee is required.

Telephone Verification Procedures:

ALPS will require verification of social security number and account registration by the caller.

Funds Transfer Procedures	Phone	Fax	Mail	Signature Guarantee Required
Redemptions

Wire to bank instructions on record

Wire to new bank instructions

ACH to bank instructions on record

ACH to new bank instructions

Send by check to address of record

Send by check to different address

Purchases

Purchase by wire

Purchase by check

Purchase by Transfer Agency initiated ACH from bank instructions on record

By:
	Print Name	Authorized Signature	Title	Date

ACCOUNT MAINTENANCE

SECURITY SELECTION FORM

Please complete this form, indicating whether ALPS is authorized to execute the following procedures by phone, fax, and mail, and if a signature guarantee is required.

Telephone Verification Procedures:

ALPS will require verification of social security number and account registration by the caller.

Fax Verification Procedures:

ALPS will verify that the fax contains the appropriate signature.

ALPS will require that telephone verification should accompany each fax.

Account Maintenance Function	Phone	Fax	Mail	Signature Guarantee Required
Establish New Account

Change to Address of Record Also indicate requirements for redemption trades within 15 days of address change

Changing SS# (Need W-9)

Name Change (Divorce or Marriage)

Re-Registration of Account

Changing Bank Wiring or ACH information (Redemp)

Establishing Telephone Redemption

Starting New AIP (cancelled check required)

Canceling ACH

Decreasing ACH $ Amount

Account Maintenance Function	Phone	Fax	Mail	Signature Guarantee Required
Increasing ACH $ Amount

Changing Bank Info for ACH (AIP Purchases)

Starting New SWP (Systematic Withdrawal Plan)

Canceling SWP

Decreasing SWP $ Amount

Increasing SWP $ Amount

Changing Bank Info for SWP

Changing Dividend Options (Cash & Reinvest)

Sending Dividends to Secondary Address

Setting Up Systematic Exchange

Setting Up Systematic Dividend Exchange

Adding Bank Instructions to account (Non AIP)

By:
	Print Name	Authorized Signature	Title	Date